                                                                      EXHIBIT 11

Peapod, Inc.
Statement Regarding Computation of Net Loss per Share

                              THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,

                                  1996          1997            1996            1997
                              -----------    -----------     -----------    -----------

Net loss                      $(2,112,000)   $(3,031,000)    $(3,889,000)   $(5,978,000)
                              ===========    ===========     ===========    ===========

Weighted average Common
  Shares outstanding           12,526,812     13,433,673      12,526,812     12,982,748

Additional shares pursuant
  to SAB 83 computation           279,982        279,982         279,982        279,982
                              -----------    -----------     -----------    -----------

Shares used in computing
  pro forma net loss
  per share                    12,806,794     13,713,655      12,806,794     13,262,730
                              ===========    ===========     ===========    ===========

Pro forma net loss per
  share                       $     (0.16)   $     (0.22)    $     (0.30)   $     (0.45)
                              ===========    ===========     ===========    ===========


Note: The pro forma net loss per share is computed assuming the Conversion occurred at January 1, 1996.